Exhibit 99.1

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Media Contact:
Tripp Sullivan
Corporate Communications, Inc.
T 615 324 7335
E tripp.sullivan@cci-ir.com

Columbia Property Trust Refines Dividend Policy and Declares Fourth Quarter 2013 Dividend

ATLANTA (Sept. 17, 2013) - Columbia Property Trust today announced its Board of Directors has refined the Company's dividend policy and declared a quarterly dividend totaling $0.30 per share, or $1.20 per share on an annualized basis, for the fourth quarter of 2013. The dividend will be paid on December 17, 2013 to shareholders of record as of December 3, 2013.
“In preparation for our expected listing of shares on the New York Stock Exchange in October, the Board has set the dividend at a level that balances our investors' desire for income with our ability to most efficiently fund the Company's future growth,” said Nelson Mills, President, Chief Executive Officer, and Director of Columbia Property Trust. “Our objective is to provide greater total return potential to shareholders over the long term. This new policy, which is more consistent with our publicly traded REIT peers, should help us achieve this goal while enabling us to cover dividends with operating cash flow and fund our acquisition and value creation strategies.”
About Columbia Property Trust
One of the nation's largest office REITs, Columbia Property Trust invests in high-quality commercial office properties in primary markets nationwide and has achieved an investment-grade rating from both Moody's and Standard & Poor's rating services. Currently, the REIT's $5+ billion portfolio consists of 82 operational buildings in 19 states and the District of Columbia, totaling 21 million square feet. For information about Columbia Property Trust, visit ColumbiaPropertyTrust.com.
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers of this news release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this release. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.
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